UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2026

SUI GROUP HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Minnesota	001-41472	90-0316651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1907 Wayzata Boulevard, Suite 205, Wayzata, MN	55391
(Address of principal executive offices)	(Zip Code)

(952) 479-1923
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SUIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement

On June 19, 2026, Sui Group Holdings Limited (the “Company”) entered into an Amended and Restated Digital Asset Loan Agreement (the “Loan Agreement”) with BlueFin Labs Inc. (“BlueFin”). The Loan Agreement amends and restates the digital asset loan agreement, dated September 30, 2025, between the Company and BlueFin whereby the Company loaned 2,000,000 SUI tokens to BlueFin. The Loan Agreement provides that the Company will loan an additional 4,000,000 SUI tokens (together with the initial 2,000,000 SUI tokens, the “Loaned Digital Currency”) to BlueFin in order to finance the acquisition by Bluewater Labs Inc., a commercial partner of BlueFin, of certain assets previously owned by Concurrent C, Inc. (“Concurrent C”) and associated with the Suilend platform (the “Suilend Acquisition”). For the period until the Loan Agreement is terminated and the Loaned Digital Currency repaid, BlueFin will pay a fee to the Company of 11.00% of the revenues of BlueFin and certain associated entities, including revenues generated by assets acquired in Suilend Acquisition. All payments made under the Loan Agreement will be in SUI tokens, subject to customary exceptions as set forth in more detail in the Loan Agreement. The Loan Agreement will terminate on September 30, 2028 unless earlier terminated in accordance with its terms or extended by the mutual written consent of the parties thereto.

Karatage Opportunities (“Karatage”), the London-based proprietary hedge fund specializing in digital assets and emerging technology, owns 0.156% of the outstanding token supply of the SEND token issued by Concurrent C.  Karatage owns 7.87% of the common stock of the Company and acts as strategic advisor to the Company. Marius Barnett and Stephen Mackintosh, who are co-founders of Karatage Opportunities, serve as Chairman of the board of directors of the Company (the “Board”) and Chief Investment Officer of the Company, respectively. Accordingly, Karatage and Messrs. Barnett and Mackintosh have a small, indirect financial interest in the Suilend Acquisition: as holders of a token associated with Suilend and Concurrent C, the performance of their asset may be affected by the outcome of the Suilend transaction, which is being financed by the Company’s loan. Neither the Company nor Karatage participated in the negotiation of the Suilend Acquisition between BlueFin and Concurrent C. Out of an abundance of caution, the independent and disinterested members of the Board were informed of Karatage’s investment in Concurrent C, reviewed the Loan Agreement, and determined that the terms of the Loan Agreement were fair to the Company and no less favorable than those that could have been obtained from an unrelated third party. On June 19, 2026, each member of the Board voted to approve the Loan Agreement except for Mr. Barnett, who abstained.

The foregoing summary of the Loan Agreement is qualified in its entirety by reference to the full text of the agreement, which will be attached hereto as an exhibit and incorporated herein by reference.

Item 8.01	Other Events.

On June 25, 2026, the Company issued a press release announcing the entry into the Loan Agreement. A copy of the press release is furnished hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Digital Asset Loan Agreement, dated as of June 19, 2026, between Sui Group Holdings Limited and BlueFin Labs Inc.
99.1	Press Release, dated June 25, 2026
104	Cover Page Interactive Data File (formatted as inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUI GROUP HOLDINGS LIMITED

Date: June 25, 2026	By:	/s/ Douglas M. Polinsky
Douglas M. Polinsky
Chief Executive Officer

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